INVESTMENT SUBADVISORY AGREEMENT


         THIS INVESTMENT SUBADVISORY AGREEMENT ("Agreement") is made as of the 29th day of January, 1999, by and among AMERICAN CENTURY CAPITAL PORTFOLIOS, INC. ("the Issuer"), a Maryland corporation acting on behalf of the AMERICAN CENTURY EQUITY INDEX FUND (the "Fund"), a series of shares of the Issuer, AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM"), a Delaware corporation, and BARCLAYS GLOBAL FUND ADVISERS (the "Subadvisor"), a California corporation.

                                   WITNESSETH:

         WHEREAS, the Issuer is an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended;

         WHEREAS,   ACIM  and  the  Subadvisor  are  both  investment   advisors
registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended;

         WHEREAS, the Issuer has engaged ACIM to serve as the investment manager for the Fund pursuant to a Management Agreement dated January 29,1999 (the "Management Agreement");

         WHEREAS, the Issuer and ACIM desire to engage the Subadvisor as a subadvisor for the Fund, and the Subadvisor desires to accept such engagement; and

         WHEREAS, the Boards of Directors of the Issuer, ACIM, and the Subadvisor have determined that it is advisable to enter into this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

         1. APPOINTMENT OF SUBADVISOR. Subject to and in accordance with the provisions hereof, the Issuer hereby appoints the Subadvisor as investment subadvisor to provide advisory services to the Fund subject to the restrictions set forth herein and in such manner and to such extent as may be approved by the Board of Directors of the Issuer from time to time. The Subadvisor hereby accepts the appointment as investment subadvisor of the Fund and agrees to furnish the services described herein.

         2. INVESTMENT SUBADVISORY SERVICES.

         (a) Subject to the general supervision of ACIM and the Board of Directors of the Issuer, the Subadvisor will (i) manage the investments and determine the composition of the assets of the Fund in accordance with the Fund's investment objective, policies, and limitations as stated in the Fund's Prospectus and other governing documents (including without limitation the Statement of Additional Information) and with such guidelines as ACIM or the Board may provide from time to time and (ii) implement its investment program through the purchase and sale of securities and other investments on behalf of the Fund.

         (b) If in the performance of its duties hereunder the Subadvisor shall believe that a change in any of the policies of the Fund shall be advisable, it shall recommend such change to ACIM and the Board of Directors of the Issuer. Any change to any such policies shall require the approval of ACIM and the Issuer's Board of Directors prior to the implementation of any such change.

         (c) Notwithstanding anything herein to the contrary, the Subadvisor is not authorized to take any action, including the purchase and sale of securities or other investments, in contravention of any restriction, limitation, objective, policy, or instruction described herein.

         3. ADMINISTRATIVE AND OTHER SERVICES.

         (a) The Subadvisor will furnish (i) all necessary investment and management facilities, including without limitation salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset values and shareholder accounting services).

         (b) The Subadvisor will maintain all accounts, books and records with respect to the Fund as required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the rules promulgated thereunder. The Subadvisor agrees that such records are the property of the Issuer and will be surrendered to the Issuer promptly upon request. ACIM shall be granted reasonable access to all records and documents in Subadvisor's possession relating to the Fund.

         (c) The Subadvisor will provide such information as is necessary to enable ACIM to (i) prepare and update the Fund's registration statement (and any supplement thereto) and the Fund's financial statements; (ii) prepare periodic and other reports; (iii) prepare reports to the Board of Directors in connection with the periodic review, renewal, amendment, or termination of the Fund, this Agreement, or the Management Agreement; and (iv) access such additional documents and information as it may reasonably request in the management of its affairs. The Subadvisor understands that the Fund and ACIM will rely on such information in the preparation of the Issuer's registration statement, the Fund's financial statements, and any such reports, and hereby covenants that any such information shall be true and complete in all material respects.

         (d) The Subadvisor will keep the Issuer and ACIM informed of developments materially affecting the Fund and will take initiative to furnish the Issuer and ACIM on at least quarterly basis with whatever information the Subadvisor and ACM believe is appropriate for this purpose. Such regular quarterly reports shall include (i) a discussion of the Fund's performance relative to its benchmark; (ii) an assessment of investment decisions and analysis of the components of the Fund's performance; (iii) the decisions it has made with respect to the Fund's assets and the purchase and sale of its portfolio securities; (iv) the reasons for such decisions and related actions; and (v) the extent to which those decisions have been implemented.

         (e) At least twice annually a representative of the Subadvisor will attend a meeting of the Board of Directors to make a presentation on the Fund's performance during the preceding six and twelve months periods, as well as such other time periods as the Subadvisor and ACIM may reasonably request.

         (f) The Subadvisor will furnish to regulatory authorities any information or reports in connection with such services as may be lawfully requested. The Subadvisor shall also, at the Issuer's request, certify to the Issuer's independent auditors that sales or purchases aggregated with those of other clients of the Subadvisor, as described in Section 3 above, were equitably allocated.

         (g) The Subadvisor will vote the Fund's investment securities in the manner in which the Subadvisor believes to be in the best interests of the Fund, and shall review its proxy voting activities on a periodic basis with the Board of Directors.

         4. BROKERAGE.

         (a) In executing transactions for the Fund and selecting brokers or dealers, the Subadvisor will use its best efforts to obtain the best net price and execution available and shall execute or direct the execution of all such transactions as permitted by law and in a manner that best suits the interest of the Fund and its shareholders. In assessing the best net price and execution available for any Fund transaction, the Subadvisor will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Subadvisor may, at its discretion, execute transactions with brokers and dealers who provide the Fund with research advice and other services, but in all instances best net price and execution shall control. The Subadvisor is authorized to place purchase and sale orders for the Fund with brokers and/or dealers subject to the supervision of ACIM and the Board of Directors of the Issuer and in accordance with the limitations set forth in the registration statement for the Fund shares then in effect.

         (b) On occasion when the Subadvisor deems the purchase or sale of a security to be in the best interest of the Fund as well as one or more of its other clients, the Subadvisor may to the extent permitted by applicable law, but shall not be obligated to, aggregate the securities to be sold or purchased with those of its other clients. In such event, allocation of the securities so purchased or sold will be made by the Subadvisor in a manner it considers to be equitable and consistent with its fiduciary obligations to the Issuer and to such other clients. Securities so allocated will be delivered in proportion to the consideration paid. The expenses incurred in the transaction shall be allocated pro-rata.

         5. INFORMATION TO BE PROVIDED BY ACIM. ACIM will provide the Subadvisor with copies of (a) the Issuer's currently effective Registration Statement under the Investment Company Act of 1940 and the Securities Act of 1933, (b) any instructions, investment policies or other restrictions adopted by the Fund's Board of Directors or by ACIM supplemental thereto, and (c) the Management Agreement. ACIM will provide the Subadvisor with such further documentation concerning the investment objective, policies, and restrictions applicable to the fund as the Subadvisor may reasonably request from time to time.

         6. CONFIDENTIALITY. The parties to this Agreement agree that each shall treat as confidential all information provided by a party to the others regarding such party's business and operations, including without limitation the investment activities, holdings, or identities of shareholders of the Fund. All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this paragraph. The foregoing shall also not apply to any information which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation; provided, however, that the disclosing party shall provide reasonable notice to the other parties hereto prior to any such disclosure.

         7. LIABILITY AND INDEMNIFICATION.

         (a) The Subadvisor shall be responsible for the exercise of reasonable care in carrying out its responsibilities hereunder; provided, however, that no provision of this Agreement be construed to protect any trustee, director, officer, agent or employee of the Subadvisor or an affiliate from liability by reason of gross negligence, willful malfeasance, bad faith in the performance of such person's duties or by reason of reckless disregard of obligations and duties hereunder. No party shall be liable for any actions or omissions taken or made pursuant to this Agreement unless such actions or omissions result from gross negligence, willful malfeasance, or bad faith in the performance of such party's duties or by reason of reckless disregard of obligations and duties hereunder.

         (b) ACIM agrees to indemnify and hold harmless the Subadvisor and its officers, directors, employees, agents, affiliates and each person, if any, who controls the Subadvisor within the meaning of the Securities Act of 1933
(collectively, the "Indemnified Parties" for purposes of this Section 7(b)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, "Losses"), to which the Indemnified Parties may become subject, insofar as such Losses result from (a) a breach by the Issuer or ACIM of a material provision of this Agreement, (b) gross negligence, willful malfeasance or bad faith in the performance by the Issuer or ACIM of its respective duties or reckless disregard by the Issuer or ACIM of its respective duties or reckless disregard by the Issuer or ACIM of its respective duties hereunder, or (c) any violation by the Issuer or ACIM of any applicable law or regulation where the Subadvisor was not contributing to or a part of the violation. ACIM will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. ACIM shall not be liable for indemnification hereunder if such Losses are attributable to the gross negligence or misconduct of the Subadvisor in performing its obligations under this Agreement.

         (c) The Subadvisor agrees to indemnify and hold harmless ACIM and the Issuer, and their respective officers, directors, employees, agents, affiliates and each person, if any, who controls ACIM or the Issuer within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this Section 7(c)) against any Losses to which the Indemnified Parties may become subject, insofar as such Losses result from (a) a breach by the Subadvisor of a material provision of this Agreement, (b) gross negligence, willful malfeasance, or bad faith in performance by the Subadvisor or its affiliates of their duties or reckless disregard by the Subadvisor or its affiliates of their duties hereunder, or (c) any violation by the Subadvisor of any applicable law or regulation where neither the Issuer or ACIM was contributing to or was a part of the violation. The Subadvisor will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Subadvisor shall not be liable for indemnification hereunder if such Losses are attributable to the gross negligence or misconduct of ACIM or the Issuer in performing their obligations under this Agreement.

         (d) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 5. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 5 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

         (e) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

         8. COMPENSATION.

         (a) In consideration of the services rendered pursuant to this Agreement, ACIM will pay the Subadvisor a per annum management fee (the "Applicable Fee") based on the net assets of the Fund as follows:

            0.05% of the first $200,000,000
            0.02% of the next $300,000,000
            0.01% over $500,000,000

         (b) On the first business day of each month, ACIM shall pay the Subadvisor the Applicable Fee for the previous month. The fee Applicable Fee for the previous month shall be calculated based on the aggregate average daily closing value of all classes of the Fund's net assets during the previous month, and further multiplying that fee by a fraction, the numerator of which shall be the number of days in the previous month, and the denominator of which shall be 365 (366 in leap years).

         (c) The Subadvisor shall have no right to obtain compensation directly from the Fund or the Issuer for services provided hereunder and agrees to look solely to ACIM for payment of fees due. Upon termination of this Agreement before the end of a month, or in the event the Agreement begins after the beginning of the month, the fee for that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

         9. EXPENSES. The Subadvisor will bear all of its expenses in connection with the performance of its services under this Agreement, which expenses shall not include brokerage fees or commissions in connection with the execution of securities transactions.

         10. SERVICES TO OTHER COMPANIES OR ACCOUNTS; ALLOCATION. The Issuer understands that the Subadvisor or its affiliates now acts and will continue to act as investment advisor to other clients. The Issuer has no objection to the Subadvisor so acting, provided that, as described in Section 3 above, whenever the Fund and one or more other clients of the Subadvisor have funds available for investment, investments suitable and appropriate for each will be allocated equitably to each entity in accordance with procedures, with no preference given to other clients. Similarly, opportunities to sell securities will be allocated in an equitable manner, with no preference given to other clients. In addition, the Issuer understands that the persons employed by the Subadvisor to assist in the performance of the Subadvisor's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Subadvisor of any affiliate of the Subadvisor to engage in and devote time and attention to other business or to render services of whatever kind or nature. Further, from time to time, the Subadvisor may refer or introduce certain institutional investors and existing clients of the Subadvisor and its affiliates to the Issuer. The Issuer understands that nothing herein shall be deemed to limit or restrict the right of the Subadvisor, in the event the Subadvisor's clients purchase shares of the Issuer, to subsequently suggest or induce such clients to redeem such shares and open a separate advisory account with the Subadvisor.

         11. TERM OF AGREEMENT. This Agreement shall become effective as of the date first written above and shall continue until January 29, 2000 and thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Issuer or (ii) a vote of a majority of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement, by a vote cast at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty on sixty days' written notice by (i) the Board of Directors of the Issuer, (ii) by vote of holders of a majority of the Fund's shares, (iii) by ACIM, or (iv) by the Subadvisor. This Agreement will terminate automatically without penalty upon any termination of the Management Agreement or in the event of its assignment (as defined in the Investment Company Act). The Subadvisor agrees to notify the Issuer of any circumstances that might result in this Agreement being deemed to be or have been assigned.

         12. REPRESENTATIONS OF ACIM, THE SUBADVISOR AND THE ISSUER.

         (a) ACIM and the Subadvisor each hereby represents that it is registered as an investment advisor under the Investment Act, that it will use its reasonable best efforts to maintain such registration, and that it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated. ACIM and the Subadvisor each further represents that it is registered under the laws of all jurisdictions in which the conduct of its business hereunder requires such registration.

         (b) The Issuer and ACIM represent and warrant that (i) the appointment of the Subadvisor has been duly authorized; and (ii) each of them has full power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and such execution, delivery and performance will not cause either to be in violation of its Articles of Incorporation, Bylaws, or any material laws.

         (c) The Subadvisor represents and warrants that (i) its service as Subadvisor hereunder has been duly authorized; (ii) it has full power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and such execution, delivery and performance will not cause it to be in violation of its organizational documents, its Bylaws or material laws; and (iii) it will at all times in the performance of its duties hereunder act in conformity with the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Internal Revenue Code and all other applicable federal and state laws and regulations, as the same may be amended from time to time.

         13. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         14. LIMITATION OF LIABILITY. This Agreement has been executed on behalf of the Issuer by the undersigned officer of the Issuer solely in his capacity as an officer of the Issuer.

         15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto on the subject matter described herein.

         16. INDEPENDENT CONTRACTOR. In the performance of its duties hereunder, the Subadvisor is and shall be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Issuer or ACIM in any way, or otherwise be deemed to be an agent of the Issuer or ACIM.

         17. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or similar authority, the remainder of this Agreement shall not be affected thereby.

         18. NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopy, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

         To the Subadvisor:

                                    Barclays Global Fund Advisers
                                    45 Fremont Street
                                    San Francisco, California 94105
                                    Attention:  Legal Department
                                    Phone:  415-597-2632
                                    Fax:    415-597-2698

         To The Issuer or ACIM:

                                    American Century Investments
                                    4500 Main Street
                                    Kansas City, Missouri 64111
                                    Attention:  David H. Reinmiller, Esq.
                                    Phone:  816-340-4349
                                    Fax:    816-340-4964

Any notice, demand or other communication given in a manner prescribed in this Section shall be deemed to have been delivered on receipt.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year written above


BARCLAYS GLOBAL FUND                        AMERICAN CENTURY CAPITAL
ADVISERS                                    PORTFOLIOS, INC.


By:   /s/Elizabeth A. Brittain              By:   /s/David C. Tucker
Name:    Elizabeth A. Brittain              Name:    David C. Tucker
Title:   Principal                          Title:   Vice President


AMERICAN CENTURY INVESTMENT
MANAGEMENT, INC.


By:   /s/Robert C. Puff
Name:    Robert C. Puff
Title:   President